Exhibit 5.1
[Kohrman Jackson & Krantz P.L.L. letterhead]
[___], 2010
Gas Natural Inc.
1 First Avenue South
Great Falls, Montana 59401

Re:	Secondary Public Offering of Common Stock
Ladies and Gentlemen:
     We have acted as counsel to Gas Natural Inc., an Ohio corporation (the “Registrant”), and its predecessor, Energy, Inc., a Montana corporation, in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1, Registration Number 333-167859 (as subsequently amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the sale by the Registrant of 1,770,000 shares of the Registrant’s common stock, par value $0.15 per share (the “Shares”), the sale by Richard M. Osborne, as Trustee of the Richard M. Osborne Trust, of 300,000 Shares and the sale by Thomas J. Smith of 40,000 Shares (together with Mr. Osborne, the “Selling Shareholders”). We have acted as counsel to the Registrant in connection with the preparation and filing of the Registration Statement. Capitalized terms used herein and not otherwise defined have the meanings attributed to them in the Registration Statement.
     In connection herewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of: (i) the Articles of Incorporation and the Code of Regulations of the Registrant; (ii) resolutions of the Board of Directors of the Registrant authorizing the offering and the issuance of the Shares to be sold by the Registrant and related matters; (iii) the Registration Statement; (iv) the prospectus forming a part of the Registration Statement; (v) the proposed form of the Underwriting Agreement (as and when signed, the “Underwriting Agreement”); and (vi) such other documents and instruments as we have deemed necessary for the expression of the opinion herein contained.
     We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have made such investigations of law as we deemed appropriate for rendering the opinions expressed below. As to various questions of fact material to the opinions, we have relied, to the extent we deem appropriate, upon representations or certificates of officers or directors of the Registrant and upon documents, records and instruments furnished to us by the Registrant and the Selling Shareholders, without independently checking or verifying the accuracy of such documents, records and instruments.
     Based upon and subject to the foregoing, we are of the opinion that (i) the Shares to be issued and sold by the Registrant pursuant to the Registration Statement have been duly and validly authorized for issuance and, when such Shares are issued, paid for and delivered in accordance with the terms and conditions of the Underwriting Agreement, will be legally issued, fully paid and non-assessable and (ii)

the Shares to be sold by the Selling Shareholders have been duly authorized and are legally issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely, Kohrman Jackson & Krantz P.L.L.